As filed with the Securities and Exchange Commission on May 2, 2011

Registration No. 333-103209

Registration No. 333-127595

Registration No. 333-160429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-103209

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127595

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-160429

Under

THE SECURITIES ACT OF 1933

AIRTRAN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Nevada	58-2189551
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9955 AirTran Boulevard, Orlando, Florida 32827, (407) 318-5600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AIRTRAN HOLDINGS, INC. 2002 LONG-TERM INCENTIVE PLAN

AIRTRAN HOLDINGS, INC. AMENDED AND RESTATED 2002 LONG TERM INCENTIVE PLAN

AIRTRAN HOLDINGS, INC. LONG TERM INCENTIVE PLAN

Steven A. Rossum, Esq.

AirTran Holdings, Inc.

9955 AirTran Boulevard, Orlando, Florida 32827

(407) 318-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Howard E. Turner, Esq.

M. Timothy Elder, Esq.

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E., Suite 3100

Atlanta, Georgia 30309-3592

(404) 815-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.

Large accelerated filer  ☒        Accelerated filer  ☐        Non-accelerated filer  ☐        Smaller Reporting Company  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post Effective Amendment”) relates to the following Registration Statements of AirTran Holdings, Inc., a Nevada corporation (together with its predecessors in interest, the “Company”) on Form S-8 (each a “Registration Statement” and, collectively, the “Registration Statements”):

•	Registration Statement No. 333-103209, registering 5,000,000 shares of Common Stock for issuance under the AirTran Holdings, Inc. 2002 Long Term Incentive Plan.

•	Registration Statement No. 333-127595, registering 2,500,000 additional shares of Common Stock for issuance under the AirTran Holdings, Inc. Amended and Restated 2002 Long Term Incentive Plan.

•	Registration Statement No. 333-160429, registering 6,000,000 shares of Common Stock for issuance under the AirTran Holdings, Inc. Long Term Incentive Plan.

On September 26, 2010, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southwest Airlines Co., a Texas corporation (“Southwest”), and Guadalupe Holdings Corp., a Nevada corporation and wholly-owned subsidiary of Southwest (“Merger Sub”). Pursuant to the Merger Agreement, on May 2, 2011, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly-owned subsidiary of Southwest.

As a result of the upcoming Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment No. 1 (as to Registration Statement No. 333-160429), Post-Effective Amendment No. 2 (as to Registration Statement No. 333-127595) and Post-Effective Amendment No. 3 (as to Registration Statement No. 333-103209) to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statement, and in accordance with the undertakings of the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

Signature(s)

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, in the State of Florida, on May 2, 2011.

AirTran Holdings, Inc.

By:	/s/ Robert L. Fornaro
Robert L. Fornaro
Chairman of the Board,
President and Chief Executive Officer